EXHIBIT 99.1

NEWS RELEASE
For Release on August 20, 2008	Contact: Pat Lawlor
(925) 328-4656	Vice President, Finance/Chief Financial Officer

GIGA-TRONICS NAMES NEW VICE PRESIDENT OF
SALES AND MARKETING

San Ramon, CA - (NASDAQ: GIGA). At yesterday’s Annual Meeting, John Regazzi, President and Chief Executive Officer of Giga-tronics, announced that Mr. Malcolm Levy will join Giga-tronics as Vice President of Sales and Marketing effective September 2, 2008. Mr. Levy was previously Executive Vice President of Sales and Marketing with Racal Instruments, Inc.  Over his 20 years of employment at Racal he held various positions within that company.  More recently, Mr. Levy served as Vice President of Sales of Comarco Wireless Test Solutions of Irvine, CA and ZK Celltest of Sunnyvale, CA, where he was very effective growing sales for both companies.  Mr. Regazzi said, “Giga-tronics is very fortunate to have someone with his experience lead our sales organization.”
As part of our reorganization Mr. Regazzi also announced that effective immediately, Mr. Rodrick Cross will be Vice President of Japan Business Development.  Mr. Regazzi said, “Mr. Cross is fluent in Japanese, which will be a boon to Giga-tronics’ getting substantially more business there.”  Mr. Cross will report to Mr. Levy.
Additionally, three weeks ago Giga-tronics added a Business Development Sales Manager to the Sales and Marketing team, Mr. Simon Thomas.  Mr. Thomas comes to us with excellent sales experience from companies such as LeCroy, CATC, and Synthesis.  He has spent a lot of time in Asia and knows the small company environment well.  Mr. Regazzi said, “We hired Mr. Thomas to develop business within the systems integrator market space, help introduce our new power amplifier products, and to assist with our growth initiatives in Asia.  I believe Simon will be an excellent compliment to Malcolm Levy, who hails from Europe, and who has better contacts there than in Asia.”  Mr. Thomas will also report to Mr. Levy.
And lastly, Mr. Regazzi indicated that later this week he would be off to China to conduct the final interviews to hire a selected candidate as China Regional Sales Manager.  Mr. Regazzi said, “While in China, we will be interviewing additional distributors to increase our coverage and will also be interviewing companies for delivering post-sales service and support for our products.”
On the product side, Mr. Regazzi reported that the company won a multi-year replacement award from Elettronica to supply synthesizers for the Eurofighter planes.  Over the duration of the program it is estimated that this will result in several million dollars of revenues.  This business was previously awarded to Agilent.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.